Exhibit 99.2

NEWS RELEASE

Media Contact:	Investor Contact:
Eva Schmitz	Dustin Stilwell
812.306.2424	812.306.2964
evaschmitz@berryplastics.com	dustinstilwell@berryplastics.com

FOR IMMEDIATE RELEASE

Berry Plastics Announces Proposed Offering of

Second Priority Senior Notes of Berry Plastics Corporation

EVANSVILLE, Ind. — May 21, 2015 — Berry Plastics Group, Inc. (NYSE: BERY “Berry Group”) announced today that Berry Plastics Corporation, its wholly owned subsidiary (the “Issuer”), intends to offer for sale in an underwritten public offering $700 million of second priority senior secured notes due 2023 (the “Notes”) pursuant to a shelf registration statement filed with the Securities and Exchange Commission (the “Commission”). The Issuer intends to use the net proceeds from the offering to fund its previously announced cash tender offer (the “Tender Offer”) and related consent solicitation for certain of its outstanding notes. The closing of the Tender Offer and related consent solicitation remain subject to the satisfaction of the terms and conditions of such Tender Offer.

The Notes will be offered pursuant to an effective shelf registration statement of Berry Group and the Issuer under the Securities Act of 1933, as amended. The Notes offering will be made solely by means of a separate prospectus supplement and accompanying prospectus. A copy of the preliminary prospectus supplement and accompanying prospectus relating to the Notes offering can be obtained from: Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue Edgewood, New York 11717, email: prospectus@citi.com or phone: 1-800-831-9146. Potential investors should first read the applicable prospectus supplement and accompanying prospectus, the registration statement and the other documents filed with the Commission in connection with the Notes offering. A copy of the prospectus supplement and accompanying base prospectus may also be obtained without charge by visiting the Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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About Berry Plastics

Berry Plastics Group, Inc. is a leading provider of value-added plastic consumer packaging and engineered materials delivering high-quality customized solutions to our customers with annual net sales of $5.0 billion in fiscal 2014. With world headquarters in Evansville, Indiana, the Company’s common stock is listed on the New York Stock Exchange under the ticker symbol BERY. For additional information, visit the Company’s website.

Forward-looking statements

Certain statements and information included in this release may constitute “forward looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the companies to be materially different from any future results, performance, or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in the companies’ Securities and Exchange Commission filings. The companies do not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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